Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Johnson & Johnson’s 2010 Annual Report which is incorporated by reference in Johnson & Johnson’s Annual Report on Form 10-K for the year ended January 2, 2011. We also consent to the incorporation by reference of our report dated February 24, 2011 relating to the financial statement schedule which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
February, 28 2011